Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Puma Biotechnology, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	1,792,114	$3.20	$5,734,764.80	0.0000927	$531.62

Fees Previously Paid	N/A	NA	N/A	N/A	N/A	N/A	N/A	N/A

Total Offering Amounts						$5,734,764.80		$531.62
Total Fees Previously Paid								$0
Total Fee Offsets								$0
Net Fee Due								$531.62

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act, based on the average high and low prices of the common stock of the registrant as reported on The Nasdaq Capital Market on July 18, 2022.